Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate’s Strategy Drives Growth and Attractive Returns

NORTHBROOK, Ill., May 1, 2019 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2019.

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share data and ratios)	2019	2018	% / pts Change
Consolidated revenues	$10,990	$9,770	12.5
Net income applicable to common shareholders	1,261	977	29.1
per diluted common share	3.74	2.71	38.0
Adjusted net income*	776	1,108	(30.0)
per diluted common share*	2.30	3.08	(25.3)
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders	10.8%	17.9%	(7.1)
Adjusted net income*	13.5%	16.2%	(2.7)
Book value per common share	63.59	58.62	8.5
Property-Liability combined ratio
Recorded	91.8	87.5	4.3
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	84.2	83.6	0.6
Property and casualty insurance premiums written	8,695	8,131	6.9
Catastrophe losses	680	361	88.4
Total policies in force (in thousands)	123,516	85,581	44.3

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s strategy to profitably grow market share in protection products continues to gain momentum,” said Tom Wilson, Chair, President and Chief Executive Officer of The Allstate Corporation. “Using an innovative approach to better serve customers enabled us to grow while maintaining attractive returns. The Allstate and Esurance brands grew personal insurance policies in force 2.3% and 10.9% over the prior year quarter. SquareTrade protection contracts increased 86.3% over the prior year quarter to 77.9 million, reflecting the expansion of retail distribution. Revenues increased to $11 billion for the quarter, and net income rose to $1.26 billion, reflecting growth, progress on all five Operating Priorities and gains on equity investments.

“Adjusted net income* was $776 million, $2.30 per share, as the Property-Liability underlying combined ratio was better than expected, reflecting a decrease in the frequency of auto claims. Higher catastrophe losses and lower income from performance-based investments reduced income from the prior year quarter. Income from the Service Businesses, Life and Benefits all increased. Our proactive investment approach resulted in a total return of 4.7% over the latest 12 months, although reported investment income was down in the quarter due to lower limited partnership valuations. We remain highly focused on adjusted net income return on common shareholders’ equity*, which was 13.5% for the latest 12 months. Allstate’s broader success is discussed in the recently released Prosperity Report,” concluded Wilson.

First Quarter 2019 Results

•	Total revenue of $10.99 billion in the first quarter of 2019 increased 12.5% compared to the prior year quarter.

◦	Property-Liability insurance premiums earned increased 6.1%.

◦	Service Businesses revenue increased 25.2%.

◦	Life premiums and contract charges increased 1.9%.

◦	Net investment income decreased 17.6%.

◦	Realized capital gains increased revenues by $662 million.

•
Net income applicable to common shareholders was $1.26 billion, or $3.74 per diluted share, in the first quarter of 2019, compared to net income of $977 million, or $2.71 per diluted share, in the first quarter of 2018. Adjusted net income* of $776 million for the first quarter was below the prior year quarter due to higher catastrophe losses and lower net investment income.

◦
The company changed its accounting for pension and other postretirement plans to a fair value basis. Under the new principle, remeasurement of plan assets and projected liabilities are immediately recognized through earnings. This change has been applied to all prior periods. Note 1 of our March 31, 2019, Form 10-Q provides more detail.

Property-Liability Results
	Three months ended March 31,
(% to earned premiums)	2019	2018	pts Change
Recorded Combined Ratio	91.8	87.5	4.3
Allstate Brand Auto	90.4	87.9	2.5
Allstate Brand Homeowners	92.2	80.5	11.7
Esurance Brand	99.4	99.3	0.1
Encompass Brand	100.8	97.7	3.1

Underlying Combined Ratio*	84.2	83.6	0.6
Allstate Brand Auto	90.2	89.4	0.8
Allstate Brand Homeowners	63.7	63.1	0.6
Esurance Brand	97.4	98.4	(1.0)
Encompass Brand	88.5	87.2	1.3

•
Property-Liability underwriting income of $700 million in the first quarter of 2019 was $305 million below the prior year quarter, primarily due to higher catastrophe losses. The underlying combined ratio* was 84.2 for the first quarter of 2019.

◦
Allstate brand auto insurance net written premium grew 4.7% in the first quarter of 2019 compared to the prior year quarter, reflecting a 2.7% increase in policies in force and higher average premium. The recorded combined ratio of 90.4 in the first quarter of 2019 was 2.5 points higher than the prior year quarter. The underlying combined ratio* of 90.2 in the quarter was 0.8 points higher than the first quarter of 2018 due to higher physical damage claim severity, partially offset by higher premiums earned and lower accident frequency.

◦
Allstate brand homeowners insurance net written premium grew 6.8% in the first quarter of 2019 compared to the prior year quarter and generated attractive returns. The recorded combined ratio of 92.2 in the first quarter was 11.7 points higher than the first quarter of 2018, primarily driven by elevated catastrophe losses. The underlying combined ratio* of 63.7 was 0.6 points higher than the prior year quarter.

◦
Esurance brand policies in force increased 10.9% in the first quarter of 2019 compared to the prior year quarter, resulting in net written premium growth of 13.4%. The recorded combined ratio of 99.4 in the first quarter of 2019 was in line with the prior year quarter, and the underlying combined ratio* of 97.4 was 1.0 point lower than the first quarter of 2018, driven by higher earned premium.

◦
Encompass brand net written premium in the first quarter of 2019 was in line with the prior year quarter. The recorded combined ratio of 100.8 in the first quarter of 2019 was 3.1 points higher than the prior year quarter, as increased losses were partially offset by lower operating expenses. The underlying combined ratio* of 88.5 in the first quarter was 1.3 points higher than the first quarter of 2018.

Service Businesses Results
	Three months ended March 31,
($ in millions)	2019	2018	% / $ Change
Total Revenues	$392	$313	25.2%
SquareTrade	164	122	34.4
Allstate Roadside Services	73	74	(1.4)
Allstate Dealer Services	107	96	11.5
Arity	24	21	14.3
InfoArmor	24	—	NA
Adjusted Net Income (Loss)	$11	$(3)	$14
SquareTrade	14	2	12
Allstate Roadside Services	(6)	(5)	(1)
Allstate Dealer Services	6	3	3
Arity	(2)	(3)	1
InfoArmor	(1)	—	NA
NA = not applicable

•
Service Businesses policies in force grew to 83.6 million, and revenues increased 25.2% compared to the first quarter of 2018. Adjusted net income was $11 million, an increase of $14 million compared to the prior year quarter.

◦
SquareTrade revenue was $164 million in the first quarter of 2019, reflecting policy growth of 36.1 million compared to the first quarter of 2018. Adjusted net income was $14 million in the first quarter of 2019, due to higher premiums and improved loss experience.

◦
Allstate Roadside Services revenue was $73 million in the first quarter of 2019. The adjusted net loss of $6 million in the first quarter was comparable to the prior year quarter, primarily due to adverse loss experience.

◦	Allstate Dealer Services revenue grew 11.5% compared to the first quarter of 2018, and adjusted net income was $6 million, reflecting higher premiums and improved loss experience.

◦
Arity revenue was $24 million in the first quarter of 2019, primarily from contracts with affiliates. The adjusted net loss of $2 million in the quarter includes investments in research and development.

◦
InfoArmor, acquired in October 2018, had revenues of $24 million and an adjusted net loss of $1 million in the first quarter of 2019 due to costs associated with scaling its platform and integration into Allstate.

Allstate Life, Benefits and Annuities Results
	Three months ended March 31,
($ in millions)	2019	2018	% Change
Premiums and Contract Charges
Allstate Life	$337	$327	3.1%
Allstate Benefits	288	286	0.7
Allstate Annuities	3	3	—
Adjusted Net Income (Loss)
Allstate Life	$73	$71	2.8%
Allstate Benefits	31	29	6.9
Allstate Annuities	(25)	35	NM
NM = not meaningful

•
Allstate Life adjusted net income was $73 million in the first quarter of 2019, $2 million higher than the prior year quarter, as increased premiums, contract charges and net investment income were partially offset by higher contract benefits and expenses.

•	Allstate Benefits adjusted net income was $31 million in the first quarter of 2019, $2 million higher than the prior year quarter, primarily due to lower contract benefits.

•
Allstate Annuities had an adjusted net loss of $25 million in the first quarter of 2019, due to lower performance-based investment income. The utilization of performance-based equity investments improves longer-term economic returns but increases income volatility.

Allstate Investment Results
	Three months ended March 31,
($ in millions, except ratios)	2019	2018	% / pts Change
Net investment income	$648	$786	(17.6)
Market-based investment income(1)	693	652	6.3
Performance-based investment income(1)	6	181	(96.7)
Realized capital gains and losses	662	(134)	NM
Change in unrealized net capital gains, pre-tax	1,335	(1,002)	NM
Total return on investment portfolio	3.3%	(0.5)%	3.8
Total return on investment portfolio (trailing twelve months)	4.7%	3.8%	0.9

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
NM = not meaningful

•
Allstate Investments $84 billion portfolio generated a strong total return of 3.3% in the first quarter of 2019, and net investment income was $648 million, a decline of $138 million from the prior year quarter due to lower performance-based income.

◦	Total return on the investment portfolio of 4.7% for the latest 12 months included a stable contribution from market-based investment income and increased fixed income valuations.

◦
Market-based investments contributed $693 million of income in the first quarter of 2019, an increase of 6.3% compared to the prior year quarter. The market-based portfolio benefited from investment at higher market yields, which included a modest duration extension of the fixed income portfolio.

◦
Performance-based investments generated income of $6 million and capital gains of $57 million in the first quarter of 2019, a decrease in income of $175 million and an increase in capital gains of $65 million compared to the prior year quarter. Performance-based income in the first quarter of 2019 reflects lower asset appreciation related to private equity investments. The trailing 12-month performance-based return is 8.4%.

◦
Net realized capital gains were $662 million in the first quarter of 2019, compared to losses of $134 million in the prior year quarter. Net realized gains for the quarter were primarily related to higher valuation of equity investments and gains related to the sale of performance-based investments.

◦	Unrealized net capital gains increased $1.3 billion from the fourth quarter of 2018, as lower market yields resulted in higher fixed income valuations.

Proactive Capital Management

“In addition to producing excellent operating results, Allstate continues to proactively manage shareholders’ capital,” said Mario Rizzo, Chief Financial Officer. “We returned $158 million to common shareholders during the first quarter through common stock dividends. Common shares are being purchased through a $1 billion accelerated share repurchase (ASR) program, which began in December 2018. Upon completion of the ASR in the second quarter, about $1.9 billion will remain on the $3 billion common share repurchase program. Book value per diluted common share of $63.59 was 8.5% higher than March 31, 2018, reflecting strong income generation and appreciation of the investment portfolio.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9:00 a.m. ET on Thursday, May 2.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	March 31, 2019	December 31, 2018
Assets
Investments:
Fixed income securities, at fair value (amortized cost $56,831 and $57,134)	$58,202	$57,170
Equity securities, at fair value (cost $4,767 and $4,489)	5,802	5,036
Mortgage loans	4,681	4,670
Limited partnership interests	7,493	7,505
Short-term, at fair value (amortized cost $4,157 and $3,027)	4,157	3,027
Other	3,786	3,852
Total investments	84,121	81,260
Cash	551	499
Premium installment receivables, net	6,201	6,154
Deferred policy acquisition costs	4,670	4,784
Reinsurance and indemnification recoverables, net	9,374	9,565
Accrued investment income	614	600
Property and equipment, net	1,047	1,045
Goodwill	2,547	2,530
Other assets	3,659	3,007
Separate Accounts	3,050	2,805
Total assets	$115,834	$112,249
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,544	$27,423
Reserve for life-contingent contract benefits	12,200	12,208
Contractholder funds	18,161	18,371
Unearned premiums	14,323	14,510
Claim payments outstanding	891	1,007
Deferred income taxes	817	425
Other liabilities and accrued expenses	8,977	7,737
Long-term debt	6,453	6,451
Separate Accounts	3,050	2,805
Total liabilities	92,416	90,937
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 79.8 thousand shares issued and outstanding, $1,995 aggregate liquidation preference	1,930	1,930
Common stock, $.01 par value, 900 million issued, 333 million and 332 million shares outstanding	9	9
Additional capital paid-in	3,291	3,310
Retained income	45,148	44,033
Deferred Employee Stock Ownership Plan expense	(3)	(3)
Treasury stock, at cost (567 million and 568 million shares)	(28,042)	(28,085)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	73	75
Other unrealized net capital gains and losses	1,003	(51)
Unrealized adjustment to DAC, DSI and insurance reserves	(104)	(26)
Unrealized net capital gains and losses	972	(2)
Unrealized foreign currency translation adjustments	(44)	(49)
Unamortized pension and other postretirement prior service credit	157	169
Total accumulated other comprehensive income	1,085	118
Total shareholders’ equity	23,418	21,312
Total liabilities and shareholders’ equity	$115,834	$112,249

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended March 31,
	2019	2018

Revenues
Property and casualty insurance premiums	$8,802	$8,286
Life premiums and contract charges	628	616
Other revenue	250	216
Net investment income	648	786
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(16)	—
OTTI losses reclassified to (from) other comprehensive income	2	(1)
Net OTTI losses recognized in earnings	(14)	(1)
Sales and valuation changes on equity investments and derivatives	676	(133)
Total realized capital gains and losses	662	(134)
Total revenues	10,990	9,770

Costs and expenses
Property and casualty insurance claims and claims expense	5,820	5,129
Life contract benefits	497	504
Interest credited to contractholder funds	162	161
Amortization of deferred policy acquisition costs	1,364	1,273
Operating costs and expenses	1,380	1,303
Pension and other postretirement remeasurement gains and losses	15	14
Amortization of purchased intangible assets	32	22
Restructuring and related charges	18	19
Interest expense	83	83
Total costs and expenses	9,371	8,508

Gain on disposition of operations	1	1

Income from operations before income tax expense	1,620	1,263

Income tax expense	328	257

Net income	1,292	1,006

Preferred stock dividends	31	29

Net income applicable to common shareholders	$1,261	$977

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$3.79	$2.76

Weighted average common shares – Basic	332.6	354.1

Net income applicable to common shareholders per common share – Diluted	$3.74	$2.71

Weighted average common shares – Diluted	337.5	359.9

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	Pension and other postretirement remeasurement gains and losses, after-tax,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)
	Consolidated		Per diluted common share
	2019	2018	2019	2018
Net income applicable to common shareholders	$1,261	$977	$3.74	$2.71
Realized capital gains and losses, after-tax	(524)	106	(1.55)	0.29
Pension and other postretirement remeasurement gains and losses, after-tax	11	11	0.03	0.03
Valuation changes on embedded derivatives not hedged, after-tax	3	(4)	0.01	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	2	2	—	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	25	17	0.07	0.05
Gain on disposition of operations, after-tax	(1)	(1)	—	—
Adjusted net income*	$776	$1,108	$2.30	$3.08

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2019	2018
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,296	$3,630
Denominator:
Beginning common shareholders’ equity (1)	$20,970	$19,495
Ending common shareholders’ equity (1)	21,488	20,970
Average common shareholders’ equity	$21,229	$20,233
Return on common shareholders’ equity	10.8%	17.9%

($ in millions)	For the twelve months ended March 31,
	2019	2018
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$2,797	$3,157

Denominator:
Beginning common shareholders’ equity (1)	$20,970	$19,495
Less: Unrealized net capital gains and losses	187	1,256
Adjusted beginning common shareholders’ equity	20,783	18,239

Ending common shareholders’ equity (1)	21,488	20,970
Less: Unrealized net capital gains and losses	972	187
Adjusted ending common shareholders’ equity	20,516	20,783
Average adjusted common shareholders’ equity	$20,650	$19,511
Adjusted net income return on common shareholders’ equity *	13.5%	16.2%
_____________
(1) Excludes equity related to preferred stock of $1,930 million as of March 31, 2019, $2,303 million as of March 31, 2018 and $1,746 million as of March 31, 2017.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended March 31,
	2019	2018
Combined ratio	91.8	87.5
Effect of catastrophe losses	(8.0)	(4.5)
Effect of prior year non-catastrophe reserve reestimates	0.4	0.6
Effect of amortization of purchased intangible assets	—	—
Underlying combined ratio*	84.2	83.6

Effect of prior year catastrophe reserve reestimates	0.6	—

Allstate brand - Total	Three months ended March 31,
	2019	2018
Combined ratio	90.9	86.3
Effect of catastrophe losses	(8.3)	(4.5)
Effect of prior year non-catastrophe reserve reestimates	0.6	0.8
Underlying combined ratio*	83.2	82.6

Effect of prior year catastrophe reserve reestimates	0.6	—

Allstate brand - Auto Insurance	Three months ended March 31,
	2019	2018
Combined ratio	90.4	87.9
Effect of catastrophe losses	(1.3)	—
Effect of prior year non-catastrophe reserve reestimates	1.1	1.5
Underlying combined ratio*	90.2	89.4

Effect of prior year catastrophe reserve reestimates	—	(0.5)

Allstate brand - Homeowners Insurance	Three months ended March 31,
	2019	2018
Combined ratio	92.2	80.5
Effect of catastrophe losses	(28.2)	(17.4)
Effect of prior year non-catastrophe reserve reestimates	(0.3)	—
Underlying combined ratio*	63.7	63.1

Effect of prior year catastrophe reserve reestimates	2.3	1.6

Esurance brand - Total	Three months ended March 31,
	2019	2018
Combined ratio	99.4	99.3
Effect of catastrophe losses	(1.2)	(0.7)
Effect of prior year non-catastrophe reserve reestimates	(0.6)	—
Effect of amortization of purchased intangible assets	(0.2)	(0.2)
Underlying combined ratio*	97.4	98.4

Effect of prior year catastrophe reserve reestimates	—	—

Encompass brand - Total	Three months ended March 31,
	2019	2018
Combined ratio	100.8	97.7
Effect of catastrophe losses	(11.9)	(11.3)
Effect of prior year non-catastrophe reserve reestimates	(0.4)	0.8
Underlying combined ratio*	88.5	87.2

Effect of prior year catastrophe reserve reestimates	1.6	3.1

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